TWO ROADS SHARED TRUST

OPERATING EXPENSES LIMITATION AND SECURITY AGREEMENT

Appendix A

Regents Park Funds, LLC

As of: June 13, 2018

Fund	Operating Expense Limit	Minimum Duration
Anfield Capital Diversified Alternatives ETF	1.30%	September 30, 2019
Affinity World Leaders Equity ETF	0.47%	December 31, 2020
Anfield Capital Universal Fixed Income ETF	0.95%	September 1, 2019

TWO ROADS SHARED TRUST,

On behalf of the Funds included herein on Appendix A

By: /s/ Jim Colantino

Name: Jim Colantino

Title: President

REGENTS PARK FUNDS, LLC

By: /s/ David Young

Name: David Young

Title: Chief Executive Officer